As filed with the Securities and Exchange Commission on July 29, 2011

Registration File No: 333-170610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SYNOVUS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1134883 (IRS Employer Identification No.)

1111 Bay Avenue Suite 500
Columbus, Georgia (Address of Principal Executive Offices)	31901 (Zip Code)

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN

(Full title of the plan)

Alana L. Griffin

Deputy General Counsel

Synovus Financial Corp.

1111 Bay Avenue

Suite 501

Columbus, Georgia 31901

(706) 644-2485

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Amendment”) filed by Synovus Financial Corp. (“Synovus”) relates to the Registration Statement on Form S-8 (Registration No. 333-170610) (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on November 15, 2010 for the registration of 2,500,000 shares of common stock, $1.00 par value per share, of Synovus (“Common Stock”) to be offered to eligible directors of Synovus and its subsidiaries pursuant to the Synovus Financial Corp. Director Stock Purchase Plan (the “Plan”). On April 27, 2011, Synovus’ shareholders approved the Synovus Financial Corp. 2011 Director Stock Purchase Plan (the “New Plan”), and the New Plan became effective on June 1, 2011. Concurrently with the effectiveness of the New Plan, the Plan terminated and no additional shares of Common Stock will be offered under the Plan. This Amendment is filed to remove from registration an aggregate of 1,037,513 shares of Common Stock previously registered for issuance that remain unsold under the Registration Statement as of the termination date of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 29th day of July, 2011.

SYNOVUS FINANCIAL CORP.
(Registrant)

By:	/s/Kessel D. Stelling, Jr.
Kessel D. Stelling, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Georgia on the 29th day of July, 2011.

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN

By:	/s/ Kessel. D. Stelling, Jr.
Kessel D. Stelling, Jr.
President and Chief Executive Officer Synovus Financial Corp.